UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

Forterus, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52529	20-8623320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Olive Avenue
Suite 263
Huntington Beach, California 92648

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code (951) 837-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

The Company will be holding its Annual Shareholder Meeting on Monday March 2, 2009.  The meeting will be held at 10:00am and the location will be determined in January 2009.  The agenda shall include:

    (1) The election of Paul Howarth as a member of the Board of Directors to serve until April 30, 2010 or until a successor has been determined;
    (2) The election of Jerrod Menz as a member of the Board of Directors to serve until April 30, 2010 or until a successor has been determined;
    (3) The election of Jim Fent as a member of the Board of Directors to serve until April 30, 2010 or until a successor has been determined;
    (4) The election of Wade Mezey as a member of the Board of Directors to serve until April 30, 2010 or until a successor has been determined;
    (5) Review of the changes made in the company's accounting policies based on auditor's recommendations;
    (6) Ratify the Board of Directors proposed changes to the Company's By-Laws to add a qualification to serve as a member of the Board of Directors:  Each member of the Board of Directors shall have obtained a bachelors degree from a college or university that is accredited  by a company or institution recognized by the U.S. Secretary of Education for accrediting activities (for example the Commission on Higher Education of the Middle States Association of Colleges and Schools);
    (7) Review of the fiscal year 2008;
    (8) Review of 2009 and plans of the company to expand through acquisitions and internal growth;
    (9) Review cost saving measures for 2009 due to the current economic downturn;
    (10) Vote on the Board of Directors proposal to cease to become a reporting company to the SEC and have the company's stock quoted on the OTC instead of the OTC BB until 2011; when the company may seek to become a reporting company and have its stock quoted on the highest medium available to it. The Company will continue to report its financial through press releases and 8-ks but, in the current economic environment, the Board of Directors are looking at ways to cut costs and increase profitability.  The cost savings of ceasing to be a reporting company would save the company upwards of $150,000 in 2009;
            (11) Other matters as deemed neccessary by the Board of Directors

The Board will provide further details about the meeting in January.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 23, 2008	Forterus, Inc.
By: /s/ Paul Howarth